Exhibit 8.1

September 17, 2018

Select Income REIT

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Ladies and Gentlemen:

The following opinion is furnished to Select Income REIT, a Maryland real estate investment trust (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof (the “Form 8-K”) under the Securities Exchange Act of 1934, as amended.

We have acted as special tax counsel for the Company in connection with the preparation of the Form 8-K.  We have reviewed originals or copies of such corporate records, such certificates and statements of officers of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the Company’s amended and restated declaration of trust, as amended, and its amended and restated bylaws; (ii) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (the “Form 10-K”); (iii) the section of Item 8.01 of the Form 8-K captioned “Material United States Federal Income Tax Considerations”; and (iv) the Company’s Quarterly Reports on Form 10-Q for its quarterly periods ended March 31, 2018 and June 30, 2018 (the “Forms 10-Q”).  For purposes of the opinion set forth below, we have assumed that any documents (other than documents which have been executed, delivered, adopted or filed, as applicable, by the Company prior to the date hereof) that have been provided to us in draft form will be executed, delivered, adopted and filed, as applicable, without material modification.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”), and upon the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively,

Select Income REIT

September 17, 2018

“ERISA Laws”).  No assurance can be given that Tax Laws or ERISA Laws will not change.  In the discussions with respect to Tax Laws matters and ERISA Laws matters in the sections of Item 1 of the Form 10-K captioned “Material United States Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts”, as supplemented by the discussion in the section of Item 8.01 of the Form 8-K captioned “Material United States Federal Income Tax Considerations”, certain assumptions have been made therein and certain conditions and qualifications have been expressed therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.  With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of: (i) the information set forth in the Form 8-K, in the Form 10-K, in the Forms 10-Q, or in any exhibits thereto or any documents incorporated therein by reference; and (ii) representations made to us by officers of the Company or contained in the Form 8-K, in the Form 10-K, in the Forms 10-Q, or in any exhibits thereto or any documents incorporated therein by reference, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”.  We have not independently verified such information.

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Form 8-K, in the Form 10-K, in the Forms 10-Q, or in any exhibits thereto or any documents incorporated therein by reference, have been or are consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing: (i) we are of the opinion that the discussions with respect to Tax Laws matters and ERISA Laws matters in the sections of Item 1 of the Form 10-K captioned “Material United States Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts”, as supplemented by the discussion in the section of Item 8.01 of the Form 8-K captioned “Material United States Federal Income Tax Considerations”, in all material respects are, subject to the limitations set forth therein, the material Tax Laws considerations and the material ERISA Laws considerations relevant to holders of the securities of the Company discussed therein (the “Securities”); and (ii) we hereby confirm that the opinions of Sullivan & Worcester LLP referred to in said sections represent our opinions on the subject matters thereof.

Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.  Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in Tax Laws or ERISA Laws.

This opinion is rendered to you in connection with the filing of the Form 8-K.  Purchasers and holders of the Securities are urged to consult their own tax advisors or counsel, particularly with respect to their particular tax consequences of acquiring, holding and disposing of the Securities, which may vary for investors in different tax situations.  We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 8-K, which is incorporated by reference in the Company’s Registration Statement on Form S-3 (File No. 333-

Select Income REIT

September 17, 2018

221697) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and to the references to our firm in the Form 8-K and the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP